EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S 8 (No. 333-181165) of Preferred Apartment Communities, Inc. of our report dated March 15, 2013 relating to the financial statements and financial statement schedules, which appears in this Form 10 K.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

March 15, 2013